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                                                                    EXHIBIT 99.1


                                                             (WILLIAMS LOGO (R))

NEWS RELEASE


NYSE: WMB

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DATE:             June 5, 2003


NORTHWEST PIPELINE CORP. COMPLETES EXCHANGE OFFER

         SALT LAKE CITY - Northwest Pipeline Corporation, a subsidiary of The Williams Companies, Inc., announced today that it has successfully completed its offer to exchange its 8.125 percent Exchange Senior Notes due March 1, 2010, which are registered under the Securities Act of 1933, for outstanding 8.125 percent Series A Senior Notes due March 1, 2010, that were issued in a private offering on March 4, 2003.

         At the time of the issuance of the Series A Senior Notes in March, Northwest Pipeline agreed to exchange them for registered notes.

         At the close of business on June 3, 2003, $174.9 million, or approximately 99.9 percent, of the 8.125 percent Series A Senior Notes had been tendered for exchange for a like amount of the new 8.125 percent Exchange Senior Notes pursuant to Northwest's exchange offer. The exchange offer expired at 5 p.m. Eastern time on Wednesday, May 28, 2003.

         The terms of the new Exchange Senior Notes are substantially identical to the terms of the Series A Senior Notes issued in March 2003, except that the Exchange Senior Notes have been registered under the Securities Act of 1933, and the transfer restrictions, registration rights and liquidated damages provisions relating to the Series A Senior Notes do not apply to the Exchange Senior Notes.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.